Exhibit 5.1

November 13, 2026

Contango Silver & Gold Inc.
516 2nd Avenue, Suite 401
Fairbanks, Alaska 99701

Re: Registration Statement on Form S-3ASR

Ladies and Gentlemen:

We have acted as counsel for Contango Silver & Gold Inc., a Delaware corporation (the “Company”), in connection with (a) the Company’s filing on the date hereof with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), of a prospectus supplement, dated November 13, 2026 (the “Prospectus Supplement”), forming part of the registration statement on Form S-3ASR, Registration No. 333-297038, initially filed by the Company with the Commission on June 25, 2026, which became effective on June 25, 2026 (the “Registration Statement”); and (b) an offering of up to $75,000,000 of shares (the “Shares”) of the Company’s common stock, par value $0.01 per share that may be issued and sold under that certain Controlled Equity Offerin Sales Agreement, dated November 13, 2026, (the “Sales Agreement”), among the Company and Cantor Fitzgerald & Co, Canaccord Genuity LLC, National Bank Financial Inc., ATB Capital Markets USA Inc., Haywood Securities Inc., BTIG, LLC, Freedom Capital Markets, Maxim Group LLC, and Research Capital USA Inc., as sales agents. The Prospectus Supplement relates to the Shares.

In rendering the opinion set forth below, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of: (a) the certificate of incorporation of the Company, as amended and in effect on the date hereof (the “Certificate of Incorporation”); (b) the bylaws of the Company, as amended and in effect on the date hereof (the “Bylaws”); (c) the Registration Statement and all exhibits thereto, including the base prospectus contained therein; (d) the Prospectus Supplement; (e) the Sales Agreement; and (f) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

In our examination, we have assumed: (a) the legal capacity of all natural persons; (b) the genuineness of all signatures; (c) the authenticity of all documents submitted to us as originals; (d) the conformity to original documents of all documents submitted to us as certified or photostatic copies; and (e) the authenticity of the originals of such latter documents. As to any facts material to the opinion expressed herein that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that upon payment and delivery in accordance with the Sales Agreement, the Shares will be validly issued, fully paid and nonassessable.

Our opinion is strictly limited to the General Corporation Law of the State of Delaware and the laws of the State of New York (including in each case the rules or regulations promulgated thereunder or pursuant thereto), that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Company, the Sales Agreement or the transactions governed by the Sale Agreement.

This opinion is for your benefit in connection with the Registration Statement and the Prospectus Supplement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. This opinion letter is limited to the matters stated herein, and no opinion may be implied or inferred beyond the matters expressly stated in this opinion letter.

This opinion letter is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in the law, including judicial or administrative interpretations thereof, that occur which could affect the opinions contained herein.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act, and to the reference to our firm’s name contained therein and in the Prospectus Supplement under the heading “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

COZEN O’CONNOR

/s/ Cozen O’Connor